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                                                                    EXHIBIT 99.5

[LOGO OF eMACHINES(TM)]                                    For Immediate Release

            eMachines Announces New Senior Management Appointments

IRVINE, Calif.--May 7, 2001-- eMachines, Inc. (Nasdaq:EEEE), the third largest vendor of desktop PCs sold through US retailers, today announced five new appointments to its senior management team. Reporting to Wayne R. Inouye, Chief Executive Officer, are the new positions of Executive Vice President of Strategy and Business Development, Senior Vice President and Chief Operating Officer, Senior Vice President of Product Marketing, Senior Vice President of Customer Care, and Vice President of Sales.

Brian Firestone, a veteran of 30 years in the consumer electronics and wireless telecommunications industries, joins eMachines as Executive Vice President of Strategy and Business Development. In 1995, Firestone founded and was President and Chief Executive Officer of Wireless Fulfillment Services, LLC, a provider of call center and product procurement functions to nationwide wireless service network carriers. In 1998, WFS became a wholly-owned subsidiary of Brightpoint, Inc., and Firestone assumed the position of Executive Vice President of Global Accessories Programs Development. In addition, since 1980, he has held the position of founder, President and Chief Executive Officer of Novidor and Firestone, Inc., a marketing, sales and product development/distribution consulting firm representing manufacturers in the consumer electronics industry. Firestone holds a bachelor's degree from St. Louis University.

Adam Andersen, who brings 15 years of senior management and corporate legal experience, joins eMachines as Senior Vice President and Chief Operating Officer. Andersen was most recently with Wireless Fulfillment Services, LLC, a subsidiary of Brightpoint, Inc. where held the positions of Consulting Chief Operating Officer as well as Vice President and Chief Operating Officer. Earlier as a member of the senior management team of AT&T Wireless, he was Acting Director of Equipment Re-engineering and Vice President of Legal Affairs and General Counsel. In addition, he was an associate with the law firm of Pillsbury, Madison & Sutro. Andersen holds a B.A. in history and government from College of William and Mary, and a J.D. degree from The American University, Washington College of Law.


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eMachines Announces New Senior Management Appointments               Page 2 of 3


Bob Davidson, a 19-year veteran in the retail industry, joins eMachines as Senior Vice President of Product Marketing. He will have overall responsibility for product definition and direction, and contract negotiations with eMachines' manufacturing partners. Most recently, Davidson was Vice President of Merchandising for Best Buy Company where he was responsible for desktop computers, notebooks, monitors, PDAs and configure-to-order systems. Earlier, he held sales and management positions with CompUSA and Federated Superstores.

Mike Zimmerman, a senior executive with 22 years experience in customer service, operations, sales and service marketing, is scheduled to begin working with eMachines on May 14 as Senior Vice President of Customer Care. Zimmerman was most recently Vice President of Corporate Support/Services for Best Buy Company where he directed all service activities for service financial planning, call center operations, service claims, vendor relations, operational effectiveness, parts inventory and asset recovery. Earlier, he was Director of Consumer Customer Service and Support for Compaq Computer Corporation. Zimmerman holds a bachelor's degree in business administration and marketing from Northwood University.

Ed Wagner, a sales management professional with over 24 years of experience, joins eMachines as Vice President of Sales. Most recently, Wagner was a Business Development Area Manager for Micron Electronics participating in the launch of the Micron PC brand into the retail channel. Earlier, he held a variety of sales management positions over a 23-year career with IBM Corporation. At IBM, Wagner worked in the Personal Systems Group for 15 years in positions including National Accounts Manager, and five years in the Consumer Division in sales management. Wagner holds a bachelor's degree in business administration and finance from Brescia College.

"With our focus on leveraging eMachines' core competency of delivering high-quality personal computers at an affordable price, we believe these new additions to our senior management team bring the experience, relationships and vision to integrate processes to achieve better inventory management, customer service and technical support programs, improved time to market of our products, create additional channels of distribution, and global expansion," said Wayne R. Inouye, President and CEO of eMachines, Inc.


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eMachines Announces New Senior Management Appointments               Page 3 of 3


About eMachines, Inc.

eMachines, Inc. (NASDAQ:EEEE) is a leading provider of low-cost, high-value personal computers. Founded in September 1998, eMachines began selling its low-cost `eTower(TM)' desktop computers in November 1998. In June 1999, eMachines sold the third highest number of PCs through retailers in the United States, according to leading market research organizations, and presently holds this number three market share position. Since inception, eMachines has shipped more than 3.7 million PCs through leading national and international retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers is a first-time PC buyer, based on owner registrations with eMachines. eMachines' Web site is located at http://www.e4me.com.
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This press release contains forward-looking statements relating to future events and results that are based on eMachines, Inc.'s current expectations. These statements relate to the outlook and prospects for eMachines and the markets in which it operates. These statements involve risks and uncertainties including, without limitation, the level of demand for eMachines' products and services, eMachines' and its suppliers' ability to timely develop, deliver, and support new and existing products and services, eMachines' ability to manage and liquidate its inventory, reduce operating expenses and predict changes in the PC market, new product introductions by third parties, technological innovations, eMachines' ability to successfully integrate and retain its new senior management team, and overall market conditions, including demand for computers, Internet access devices and Internet services. Consequently, actual events and results in future periods may differ materially from those currently expected. Additional information regarding the factors that may affect eMachines' future performance is included in the public reports that eMachines files with the Securities and Exchange Commission.


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Press/Investor Contact:
Pattie Adams, eMachines, Inc.
408/945-1364
padams@emachinesinc.com; http://www.e4me.com
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